Exhibit 99.1
     NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Expands
Staccato ® Migraine Product Portfolio
Symphony Allegro Initiates Phase IIa Clinical Trial for
AZ-104 (Staccato Loxapine) in Migraine Patients
Palo Alto, California — June 20, 2007 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today, in collaboration with Symphony Capital LLC, the initiation of a Phase IIa proof-of-concept clinical trial with AZ-104 (Staccato loxapine) in patients with migraine headache. AZ-104 is a lower dose version of AZ-004, which is being developed to treat acute agitation in patients with schizophrenia. AZ-004 and AZ-104 are being developed through Symphony Allegro, a clinical development collaboration formed between Alexza and Symphony Capital.
“One of the important benefits of a development collaboration with Symphony Capital is the ability to investigate possible additional indications with product candidates,” said Alastair J.J. Wood, MD, Managing Director of Symphony Capital. “We have seen strong clinical results from Staccato system products, showing that intravenous-like pharmacokinetics and pharmacodynamics can be delivered by this novel technology. We are interested in further exploring Staccato loxapine for its potential in possibly treating migraine headache.”
“Loxapine’s mechanism of action is unique. It acts as an antagonist at D2 dopamine receptors and also acts as an antagonist at 5-HT2 serotonergic receptors. This dual mechanism of pharmacological action makes AZ-104 an interesting product candidate to study in a proof-of-concept clinical trial in patients with migraine,” said James V. Cassella, PhD, Senior Vice President, Research and Development at Alexza and chairman of the Symphony Allegro Development Board. “Loxapine is a drug that has not been previously studied in migraine patients.”
The Phase IIa clinical trial is an in-clinic, multi-center, randomized, double-blind, single-administration, placebo-controlled study in approximately 160 migraine patients with or without aura. Three doses of AZ-104 (1.25, 2.5 and 5 mg) will be evaluated against placebo in the clinical trial. Using the IHS (International Headache Society) 4-point rating scale, the primary efficacy endpoint will be pain-relief response at 2 hours post-administration. Secondary efficacy endpoints for the trial include additional pain response assessments and other symptom assessments at various time points. Safety evaluations will also be made throughout the clinical trial period.

“Alexza’s vision is to develop important medicines using our Staccato system, to treat acute and intermittent conditions. Migraine is a prototypical acute and intermittent condition. We believe that AZ-104 potentially broadens our product pipeline for the treatment of migraine and could augment our development program for AZ-001 (Staccato prochlorperazine) for the treatment of migraine,” said Thomas B. King, President and Chief Executive Officer of Alexza. “With AZ-001, we released positive results from a large Phase IIb clinical trial in March. We are on track with our planned development activities for AZ-001 which we believe will lead to an end of Phase II meeting with the FDA in Q2, 2008.”
About Acute Migraine Headaches
According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, usually one to four times a month. Of the estimated 29.5 million migraine sufferers (including diagnosed and undiagnosed sufferers), there are at least two groups of potential patients for whom we believe AZ-001 and AZ-104 could be effective and safe in comparison to triptans. Many migraine sufferers who do take triptans have an insufficient therapeutic response to these medications. In addition, according to the warning labels on triptans, patients with hypertension or high cholesterol, or who smoke cigarettes, are contraindicated for and should not take these medications due to potential cardiovascular health risks.
About AZ-104 (Staccato loxapine)
AZ-104 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known as antipsychotics. In a Phase I dose-escalation clinical trial, doses of Staccato loxapine ranging from 0.625 to 10 mg, were generally well tolerated and there were no serious adverse events. Across all doses, pharmacokinetic analyses revealed that peak plasma levels were generally reached within the first few minutes after dosing and the drug exhibited good dose proportionality. Alexza and Symphony Allegro are also developing Staccato loxapine (AZ-004) for the treatment of acute agitation in patients with schizophrenia. In March 2007, Alexza announced positive initial results from a Phase IIa clinical trial where a 10 mg dose of AZ-004 was statistically significantly effective, compared to placebo, in reducing agitation in schizophrenic patients following self-administration of the drug during an in-clinic study of 125 patients.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato alprazolam (AZ-002) and Staccato loxapine (AZ-004 and AZ-104). Alexza has granted a license to the intellectual property for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The term of the agreement is up to four years.

Alexza Pharmaceuticals
Alexza is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has six product candidates in development; AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic patients, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain and AZ-007 (Staccato zaleplon) for the treatment of sleep disorder in patients who have difficulty falling asleep.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-104 and the Company’s other product candidates. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. Earlier stage clinical trial results are not necessarily predictive of later stage clinical trial results. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President & CEO 650.687.3900 tking@alexza.com